NOVATION OF MANAGEMENT
AGREEMENT
NEUBERGER BERMAN HIGH YIELD
STRATEGIES FUND INC.
    This Novation of Management Agreement
("Novation") is entered into as of the 1st day of
January, 2016 by and among Neuberger Berman
Management LLC, a Delaware limited liability
company ("NB Management"), Neuberger Berman
Investment Advisers LLC, a Delaware limited
liability company ("NBIA"), and Neuberger
Berman High Yield Strategies Fund Inc., a
Maryland corporation (the "Fund").
    WITNESSETH:
    WHEREAS, the Fund has retained NB
Management to furnish investment advisory and
portfolio management services to the Fund pursuant
to a Management Agreement, dated August 6, 2010,
by and between NB Management and the Fund (the
"Management Agreement");
    WHEREAS, NB Management and NBIA are
registered with the Securities and Exchange
Commission as investment advisers under the
Investment Advisers Act of 1940, as amended;
    WHEREAS, NB Management, NBIA and the
Fund desire that NBIA be substituted for NB
Management under the Management Agreement in
a transaction that does not result in a change of
actual control or management of the adviser to the
Fund in accordance with Rule 2a-6 under the
Investment Company Act of 1940, as amended (the
"1940 Act"), and is therefore not an "assignment"
for purposes of Section 15(a)(4) of the 1940 Act;
and
    WHEREAS, NB Management desires to effect
a novation of the Management Agreement so that
NBIA is substituted for NB Management as a party
to such agreement and NB Management is released
from its obligations under the Management
Agreement, NBIA desires to accept the novation
thereof, and the Fund desires to consent to such
novation.
    NOW, THEREFORE, in consideration of the
mutual covenants contained herein, the parties
hereto agree as follows:
      1.	Novation and Acceptance. Subject to
the terms and conditions contained herein, NB
Management hereby effects a novation of the Management Agreement to substitute NBIA for NB
Management as a party to such agreement, and the Fund hereby consents to such Novation and hereby releases NB Management from all of its duties and obligations under the Management Agreement, and NBIA hereby accepts the Novation and hereby releases NB Management from all of its duties and obligations under the Management Agreement and assumes all rights, duties and obligations of NB
Management under the Management Agreement.

      2.	Term. The Novation shall become
effective as of the date hereof and shall extend for so long as the terms specified in Section [11] of the Management Agreement are satisfied or until terminated in accordance with the Management
Agreement.

      3.	No Termination. The parties agree
that the Novation shall not constitute an "assignment" of the Management Agreement for purposes of Section [12] of the Management
Agreement or the 1940 Act, and that the
Management Agreement, as so novated, shall remain in full force and effect after the Novation.

      4.	Technical Amendment. The parties
agree that all references in the Management
Agreement to NB Management shall hereby be changed to NBIA.

      5.	Execution in Counterparts. This
Novation Agreement may be executed in multiple counterparts and all counterparts so executed will constitute one and the same agreement binding on all of the parties.

    IN WITNESS WHEREOF, the parties hereto
have caused this Novation of Management
Agreement to be signed by their respective officers thereunto authorized, as of the day and year first above written.




NEUBERGER BERMAN MANAGEMENT LLC


By:/s/ Robert Conti
Name: Robert Conti
Title: PresidentB

NEUBERGER BERMAN INVESTMENT
ADVISERS LLC


By:/s/ Robert Conti
Name: Robert Conti
Title: Managing Director


NEUBERGER BERMAN HIGH YIELD
STRATEGIES FUND INC.


By:/s/ Brin Kerrane
Name: Brian Kerrane
Title: Chief Operating Officer




DC-9966051